EXHIBIT 99


   FOR IMMEDIATE RELEASE:        Contact:  Mr. Charles R. Ofner
                                                (713) 496-5000


               READING & BATES CORPORATION REJECTS
             SONAT OFFSHORE DRILLING MERGER PROPOSAL;
                  ADOPTS SHAREHOLDER RIGHTS PLAN


             Houston, Texas...March 16, 1995...Reading & Bates Corporation (NYSE: RB) announced today that its Board of Directors has rejected the unsolicited merger proposal received by it on February 28, 1995 from Sonat Offshore Drilling Inc. (NYSE: RIG). Reading & Bates stated that its Board of Directors determined that the Sonat Offshore merger proposal is not in the best interests of Reading & Bates and its shareholders.

             Paul B.  Loyd, Jr.,  Chairman and Chief  Executive
   Officer of Reading & Bates, stated that "the Sonat Offshore proposal does not recognize the current value or the significant long-term value of Reading & Bates."

             Sonat Offshore had proposed to acquire Reading & Bates for a combination of Sonat Offshore common stock and $100 million in cash. As proposed by Sonat Offshore, Reading & Bates' shareholders would receive, at their election, either (i) .357 shares of Sonat Offshore Common Stock or
   (ii) $7.50 in cash for each share of Reading & Bates, subject to proration if Reading & Bates' shareholders elected more or less than $100 million in cash in the aggregate.

             Reading & Bates has announced that its Board of Directors has adopted a shareholder rights plan and declared a distribution of one Preferred Share Purchase Right for each outstanding share of Reading & Bates common stock.

             Mr. Loyd stated: "The shareholder rights plan we have adopted will simply assure that the Board of Directors has the ability and opportunity to act on behalf of the Company and its shareholders in connection with any proposed transaction and to protect shareholders from any effort to acquire control of the Company without providing all shareholders with full and fair consideration for their shares."

             Each right will entitle shareholders to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $30.50. The rights will be exercisable only if a person or group acquires 10% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of the common stock.

             If a person or group acquires 10% or more of Reading & Bates' outstanding common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's then-current exercise price, a number of shares of Reading & Bates common stock having a market value of twice the right's exercise price. If Reading & Bates is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

             At any time after a person or group acquires 10% or more of Reading & Bates outstanding common stock and prior to an acquisition of 50% or more of the outstanding common stock, the Board of Directors may exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of the Company's common stock on a one-for-one basis.

             Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the Company's common stock, the rights are redeemable for $.01 per right at the option of the Board of Directors.

             The rights  provide that,  if any person  or group
   was the beneficial owner of 10% or more of the outstanding common stock as of March 15, 1995, such ownership will not trigger the exercisability of the rights or cause the rights to become non-redeemable until April 21, 1995, and then only if such person or group beneficially owns 10% or more of the outstanding common stock at that time. The ownership of such a person or group would, however, trigger the rights and cause the rights to become non-redeemable prior to April 21, 1995 if such a person or group were to acquire beneficial ownership of any additional shares subsequent to March 15, 1995. The rights may be amended by the Board of Directors prior to April 21, 1995, to exempt the beneficial ownership of such a person or group from triggering the rights or causing the rights to become non-redeemable, but only if such person or group does not acquire any additional common stock subsequent to March 15, 1995. Reading & Bates stated that it is not currently aware of any person or group which beneficially owned 10% or more of the common stock as of March 15, 1995.

             The rights will be distributed to stockholders of record as of the close of business on March 31, 1995, and will expire ten years later on March 31, 2005.

             Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.